SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2010

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 3 – Securities and Trading Markets

Item 3.03 - Material Modification to Rights of Security Holders.

          On June 18, 2010, BioTime commenced a warrant discount offer under which it will permit holders of its common share purchase warrants expiring October 31, 2010 to exercise their warrants at a discounted price of $1.818 per share, which represents a discount of $0.182 from the regular warrant exercise price of $2.00 per share.  The discount offer will expire at 5:00 p.m., New York time, on August 18, 2010.  After the expiration of the discount offer, the exercise price of the warrants will revert to $2.00 per share.  BioTime presently has 7,574,801 of the warrants outstanding, which are presently listed on the NYSE Amex and trade under the symbol BTIM.WS.

Purpose of the Discount Offer

The purpose of the discount offer is to accelerate the raising of additional capital, without significant dilution of the ownership interests of existing BioTime security holders, by providing warrant holders with an incentive to exercise their warrants prior to the October 31, 2010 warrant expiration date.  BioTime intends to use the capital raised through the warrant exercises to strengthen its working capital reserves and for the expansion of its stem cell product development projects, including the additional projects being undertaken at its subsidiaries Embryome Sciences, Inc., OncoCyte Corporation, OrthoCyte Corporation, BioTime Asia, Limited, and ES Cell International Pte Ltd, and at Cell Cure Neurosciences Ltd.  BioTime may also use a portion of the proceeds to begin human clinical trials for new indications of our lead product Hextend®, including the treatment of severe malaria by reducing the acidosis and hypovolemia that accompanies this disease and often results in fatalities, especially among children.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	June 18, 2010	By:	/s/ Steven A. Seinberg
Chief Financial Officer

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